Exhibit 4.11

Debenture

Issued and signed in                      on February 22, 2009

By

Company Name: Orbotech Ltd. Company No. 520035213

Address: Shderot Hasanhedrin, Yavneh P.O.B. 215, Postal Code 81101

(the “Company”)

In favor of:                     Israel Discount Bank Ltd. (the “Bank”) -

In accordance with the Company’s documents of incorporation, its memorandum of association, articles of association and all the other provisions which confer authority and power upon the Company in this matter and according to a resolution which was adopted in the Company on February 22, 2009.

This Debenture attests to the following:—

1.	Nature of the Debenture, Its Scope and the Secured Liabilities

a.	This Debenture has been made to secure the full and punctual payment of each and every one of the liabilities and debts and/or undertakings (the “Liability/Liabilities”) of the Company to the Bank, without exception, including and without derogating from the generality of the aforesaid also a liability due to a guarantee and/or responsibility for the liability of another, whether alone or jointly with another liability or other liabilities and for any part of such liabilities, whatever their type, source and date may be, including (but without derogating from) an existing or future liability, renewable or contingent, fixed or unfixed, whether direct or indirect, whether stated and/or calculated in Israeli currency or, if the liability is stated and/or calculated in any other currency, and without derogating from the aforesaid, each such liability shall also include any liability in connection with any principal, interest, linkage differentials to any and all indexes, any and all rate/currency differentials, commissions, fees, taxes, charges, mandatory payments of any and all kinds, reasonable attorneys’ fees, and damages (the “Interest and Expenses”) as well as any liabilities due or which may be due from the Company pursuant to or in connection with any and all undertakings, guarantees and liabilities of various kinds of the Company vis-à-vis the Bank and/or in favor of the Bank etc. (the aforesaid liabilities in whole or in part and any part thereof shall be referred to below as the “Secured Liabilities”).

b.	1)	The Company further undertakes to pay to the Bank the Secured Liabilities and any part thereof, accurately, on their payment due date as the same was determined and/or will be determined from time to time.

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c.	1)	This Debenture is perpetual, fixed and shall only be derogated from and/or modified and/or terminated or removed according to an explicit approval which shall be issued in advance and in writing by the Bank and the Company – for the avoidance of doubt it is hereby clarified that: any and all extensions, payments, discounts, settlement arrangements, waivers/remissions on the Bank’s part in any connection with the Secured Liabilities and/or in connection with the Bank’s business with the Company, shall not in themselves derogate and/or modify this Debenture and/or terminate it in whole or in part.

2)	The Company’s fulfillment of its current and/or other undertakings, including the prepayment of any installment, does not derogate and/or terminate this Debenture in whole or in part.

3)	This Debenture adds to and does not derogate from any additional and/or other collateral which is held by the Bank, whether the same exists today or will be granted in the future and in any case all collateral as well as this Debenture itself shall be independent and non-dependent on one another and shall be exercisable by the Bank whether alternatively or cumulatively, all as will be determined by the Bank.

d.	This Debenture, the Secured Liabilities as well as the amounts which will be payable by the Company to the Bank according to all of these are and shall be limited up to the amount of U.S. $190,000,000 together with interest and expenses according to the sum/value as it may change from time to time of such amount in New Israeli Shekels according to the representative conversion/exchange rate as the same is currently published by the Bank of Israel according to the effect thereof from time to time and at any point in time, and in the absence of an updated publication as aforesaid in respect of a specific date, the prevailing conversion/exchange rate at such time shall apply thereto as will be determined by the Bank according to the Bank’s procedures and its decisions – and all in accordance with the Bank’s records and the determination thereof in this matter.

2.	The Pledged Property

a.	As collateral for the full and punctual payment of the Secured Liabilities, the Company hereby pledges in favor of the Bank and its successors:-

1)	By way of a first ranking floating charge, all of the intellectual property rights of the Company, including in connection with patents which are registered or pending registration;

2)

By way of a first ranking floating charge, all of the property, assets (unfixed, fixed and others), moneys, securities, notes, instruments, documents, rights and any and all other property, all of any kind whatsoever and without exception, of the Company, including all

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of the fruit and derivatives thereof, whether held thereby now or which it will hold at any time in the future throughout the course of this Debenture’s effective period.

3)	By way of a first ranking fixed pledge and charge as well as by assignment by way of a pledge, all of its rights to receive moneys and/or other rights deriving from insurance, including all the rights thereof according to the Property Tax and Compensation Fund Law, 5721-1961 and/or any other law as the same will be in effect from time to time. (The pledged assets and any and all parts thereof shall be referred to in this Debenture as the “Pledged Property”).

b.	For the avoidance of doubt it is hereby clarified that the pledge and the charge which are created by this Debenture shall apply, inter alia, also to any and all rights for compensation and/or indemnification and/or participation in risks which the Company will have due to any and all loss, absence, damage, expropriation, seizure, confiscation, recruitment, destruction of the Pledged Property and/or for any other reason.

c.	Upon the consolidation of the pledge, the Bank shall be entitled to deposit the Pledged Property which will be delivered thereto or any part thereof in the hands of a guard on its behalf according to the discretion thereof, and to replace the fiduciary from time to time.

d.	Without derogating from the Company’s obligation to register the Debenture within the period decreed by law as well as any pledge which is entailed thereby and/or deriving therefrom in whole or in part with any competent authority according to any law and at any registry required therefor, the Bank will be entitled to perform by itself all of the acts that are listed above or any part thereof and the Company undertakes to fully cooperate with the Bank in this matter and, without derogating from the generality of the aforesaid, to execute any document that is required therefor, and to appear before any person and/or body and/or competent authority.

3.	Non-Redemption of the Pledged Property

The Company and any person whose right may be prejudiced by the granting of this Debenture or the exercise thereof shall not have a right, according to Section 13.b. of the Pledge Law, 5727-1967 or any other provision which may replace such, to redeem the Pledged Property in whole or in part by fulfilling the Secured Liabilities and/or any part thereof before the fulfillment date thereof shall have arrived, unless the Bank shall have agreed in advance and in writing to prepayment, redemption and/or the return of the Pledged Property, all subject to and in accordance with such consent, including all of the terms and conditions thereof.

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4.	Company’s Representations With Respect to the Pledged Property

The Company represents that:

a.	The Pledged Property is entirely in the exclusive possession and ownership of the Company and/or under the control thereof (other than such part which is held and/or under the control of the Bank).

b.	The rights thereto in connection with the Pledged Property are free and clear of any right to another person and the Pledged Property and all of its rights therein and with respect thereto are not subject to any attachment, pledge, lien, mortgage and rights of another person, of any kind whatsoever (other than the pledges which are specified in the Company’s notice which is attached to this Debenture as an integral part hereof, if and insofar as such an executed notice is attached to this Debenture).

c.	It is entitled to pledge the Pledged Property according to this Debenture according to all of the terms and conditions hereof, and there is no limitation, condition or hindrance according to any law and/or agreement and/or otherwise to pledge the Pledged Property, to undertake according to this Debenture also not in connection with the rights to transfer the ownership in the Pledged Property and also no right was given in the Pledged Property and/or in connection therewith, nor was assigned, and no other act was performed which may derogate from the value of the Pledged Property and/or from the value of any pledge according to this Debenture.

d.	It is responsible vis-à-vis the Bank for any fault and/or discrepancy in connection with the rights thereof in the Pledged Property.

5.	The Company’s Undertakings With Respect to the Pledged Property

The Company further undertakes as follows:

a.	To make use and to act in connection with any matter and issue which is connected with or derives from the Pledged Property in accordance with this Debenture.

b.	To safeguard the Pledged Property as well as to maintain the same and to keep the same in an intact and usable condition, to use it with care, to notify the Bank in any case of a material fault, malfunction, defect or damage which will occur therein and to repair any material fault, malfunction, defect or damage which will occur therein as aforesaid for any reason whatsoever, and to be responsible vis-à-vis the Bank for any case of material fault, malfunction, defect or damage and all other than reasonable wear and tear. All of the aforesaid shall be performed by the Company and at its expense.

c.	To allow, at any time and, with advance notice, the Bank and/or the agents thereof and/or anyone appointed thereby (subject to accepted confidentiality undertakings), to visit and examine the Pledged Property at the location thereof and to receive information pertaining thereto.

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d.	In circumstances of the consolidation of the pledge, to deliver to the Bank or to a guard who will be appointed on its behalf, according to the Bank’s first written demand, the Pledged Property in whole or in part. It is hereby agreed that if the Company shall not fulfill the instructions of this demand, the Bank shall be entitled from time to time without requiring the Company’s further consent, to remove from its possession the Pledged Property in whole or in part and to hold the same wherever it will deem fit, and to deliver the same to a fiduciary who will be appointed on its behalf as aforesaid and to replace the fiduciary from time to time – and if the Pledged Property will be delivered to a fiduciary, as aforesaid, the Bank will not be liable for any damage which will be caused to the Pledged Property.

e.	To pay on the due date thereof and according to any law, all the taxes, fees, levies and mandatory payments of any kind whatsoever which are and which will be imposed on and/or in connection with the Pledged Property and/or on all the revenues deriving therefrom and to pay on the due date thereof all of the payments which apply to the Company according to this Debenture and, without derogating from the generality of the aforesaid, payments according to Section 6 below and to provide to the Bank, upon its first written demand, all the receipts which attest to the performance of such payments. It is hereby clarified and agreed that if the Company will not pay such payments on their payment due date, the Bank shall be entitled (but not obligated) to pay the same on the Company’s account and to charge it with the aforesaid payments subject to the provision of a notice thereon to the Company in writing seven days in advance.

f.	Not to empty the Company of its property, not to perform unlawful conveyances, conceal, and hide the Pledged Property. Subject to the provisions of the Financing Agreement or, in the case of an ordinary transaction in the ordinary course of the Company’s ordinary business and for value: not to sell, lease, rent, give, take out of the possession thereof, remit, waive or transfer in any other manner the Pledged Property and, without derogating from the aforesaid, any asset, claim or right of the Company, in whole or in part, which belong to it now or which will belong to it in the future, in whole or in part, to another or to others, not to transfer the same from place to place and not to allow another or others to perform any of the aforesaid acts without the Bank’s consent in advance and in writing.

g.	Not to create any pledge and other lien of any kind whatsoever or of any rank on the Pledged Property, with rights ranking prior to or pari passu with, or inferior to, the rights which are granted to the Bank according to this Debenture, and not to assign any right which the Company has in the Pledged Property, without the Bank’s explicit consent which is required to be given in advance and in writing.

h.	Not to institute any proceedings due to the Pledged Property and/or the Secured Liabilities which may result in any material harm and/or prejudice to the Bank’s ability to exercise this Debenture.

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i.	To notify the Bank within 7 days:

1)	In any event of loss, absence, damage, expropriation, attachment, seizure, confiscation, recruitment of the Pledged Property, institution of an execution act and/or other realization steps, filing of a motion for the dissolution of the Company and/or for receivership of the assets thereof and/or for the appointment of a receiver and/or for the appointment of a receiver and a manager and/or of the institution of an act for the appointment of a special manager and also of any and all proceedings and/or motions, orders and appointments, temporary or permanent regarding all of the above and of the aforesaid kind in any event in a sum exceeding U.S. $1 million. The Company further undertakes to immediately notify of the pledge in favor of the Bank to any body and/or to the person who instituted steps as aforesaid or a part thereof and to any third party and to any authority which may be connected to the matter, who shall have initiated and/or requested the institution of such acts or a part thereof and to immediately institute, at the Company’s expense, all the required reasonable measures for the immediate termination of each one of the acts which are listed above.

2)	In each case of the claiming of any right due to a material part of the Pledged Property or due to any material collateral out of the collateral which shall have been delivered to the Bank by the Company and/or in connection therewith in a manner that may materially harm and/or prejudice them and/or the value thereof and/or the Bank’s ability to collect payment therefrom.

3)	In any material depreciation of the Pledged Property and/or a material collateral which shall have been given to the Bank.

6.	Insurance

a.	The Company hereby undertakes:

1)	To keep the Pledged Property which can be and is accepted to insure, insured at all times to the full value thereof against all risks of loss or damage which may be caused thereto, including insurance in the case of fire, water, earthquake, and against all the other accepted risks, with an insurance company or companies (the “Insurance Company”) in any case in which it will be accepted to insure and/or an obligation to insure according thereto will apply, in such manner and according to such accepted terms, and to transfer to the Bank all of the rights deriving from any such insurance in the form which the Bank will approve, with the Bank’s right to transfer such rights to whomever the Bank will transfer its rights to according to this Debenture.

2)	To timely pay the premiums to the Insurance Company (below, jointly and severally, the “Premiums”) and to pay all property tax payments which are and/or will be due thereon, if it will indeed be obligated to pay the same.

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3)	Not to cancel and not to modify in any form whatsoever a term or terms of the terms of the insurance as aforesaid without notifying the Bank thereof in advance and in writing.

4)	Without derogating from the generality of the aforesaid and without the need for further consent on its behalf or on behalf of others acting by virtue or in lieu thereof, to give the Insurance Company irrevocable orders and to provide to the Bank the insurance company’s approval addressed to the Bank, and undertakings on its behalf to act according thereto, as follows:

a)	To irrevocably name the Bank as a beneficiary according to the contract and the insurance policy and to include the Bank in the insurance policy itself and all of the above without the Bank owing the payment of premiums of any kind and to provide to the Bank a copy of the insurance policy as aforesaid.

b)	Other than insurance benefits or payments according to the aforesaid law in sums which do not exceed U.S. $250,000 for a single case, to pay directly to the Bank insurance benefits or payments according to the aforesaid law due to the Pledged Property, at any time when the Insurance Company will be obligated to pay any kind of benefits according to the insurance policy or any law.

c)	To notify the Bank of any case of the termination or expiry of the insurance policy at least 30 (thirty) days before the termination or expiry as aforesaid, notwithstanding and despite any other provision in the Insurance Contract Law, 5741-1981 with such notice being a condition for the termination of the insurance policy or the expiry thereof.

d)	Not to offset any sum from the insurance benefits which will be paid to the Bank due to the Pledged Property, other than the balance of the insurance premium which shall not have been paid for the current insurance year only, and if the insurance policy also applies to other property in addition to the Pledged Property, the approval shall include the Insurance Company’s consent to first attribute the premium payments which are received in connection with this insurance on account of the insurance premium that is due with respect to the Pledged Property.

5)	To deliver to the Bank, according to its demand, a copy of the insurance policy and to deliver to the Bank immediately upon its first written demand, any and all approvals and/or other documents which are required, in the Bank’s opinion, to prove the fulfillment of the Company’s undertakings according to Section 6 above and below.

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6)	To fulfill and comply with all the terms of the insurance policy and, without derogating from the generality of the aforesaid, to immediately notify the Insurance Company when the Company becomes aware of the occurrence of an event which may constitute grounds for a claim according to the insurance policy.

7)	To compensate the Bank, indemnify it and pay damages thereto due to any loss and damage which will be caused thereto pursuant to the breach of the terms of the insurance policy as a result of an act or omission by the Company.

8)

a)	To notify the Bank within 7 days of any case which constitutes grounds for demanding moneys from the Insurance Company and/or according to the aforesaid law.

b)	Without derogating from the provisions of Subsection a) above and subject to the provisions of Section 6.a.4)b) above, to immediately transfer to the Bank, also without the demand therefor, any sums which will be paid directly thereto by the insurance company and/or according to the aforesaid law, if any, in order that the same will serve for payment on account of the Secured Liabilities.

b.	1)	The Bank shall be entitled, at the discretion thereof, to insure the Pledged Property or any part thereof, on behalf of the Company or on its behalf and to pay the Premiums, debiting the Company’s account in each one of the cases that are listed below:

a)	If the Pledged Property will not be insured by the Company as aforesaid and/or will cease to be insured. The Bank will deliver a notice thereof to the Company in writing.

b)	If it will become clear to the Bank that the Company is breaching or has breached a material term or material terms of the terms of the insurance policy.

c)	If the Company will not present and will not deliver to the Bank within [3015] days from the date of the signing of this Debenture an insurance policy due to the Pledged Property for a period and under terms and conditions as specified above and/or documents and/or approvals proving, to the Bank’s satisfaction, that the Company paid the Premiums.

d)	If up until 30 days before the expiry of the insurance on the Pledged Property the Company will not provide to the Bank an

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insurance policy for the Pledged Property under the terms and conditions and for a period as the Bank deems fit and/or approvals and/or documents proving, to the Bank’s satisfaction, that it paid the Premiums.

2)	For the avoidance of doubt, it is explicitly clarified that all of the provisions of Subsection 1) above are optional and not mandatory for the Bank.

c.	The Company may replace the insurance company but solely subject to, and in accordance with, the provisions of Section 6 above and below and in a manner which will ensure the Bank’s rights.

d.	1)	The signature of the Company on this Debenture constitutes also and inter alia a power of attorney whereby under circumstances as provided in Section 11 below, the Company hereby grants permission to the Bank, irrevocably and in connection with the insurance of the Pledged Property – if the Bank so desires – to represent it before any person, body or authority and without derogating from the generality of the aforesaid to file claims, conduct negotiations, reach arrangements pertaining to all of the claims deriving from the insurance of the Pledged Property including and without derogating from the generality of the aforesaid – arrangements by way of settlements or by way of waiving the Company’s rights in whole or in part and to collect the insurance sums and to attribute the same on account of the Secured Liabilities, and all whether the insurance was taken out by the Company or by the Bank.

	2)	It is hereby explicitly clarified that the Bank shall use the rights thereof according to Subsection 1) above at any time and in any situation when it will become clear – according to the discretion thereof – that the Company is not acting as similar companies would have acted under such circumstances.

e.	The Company hereby exempts the Bank from any liability in the event that the Bank will not insure the Pledged Property as aforesaid in Subsection b.1) above in the correct manner, time or sum and/or in the event that the Insurance Company will not pay for the damage or the loss due to a deficiency in the form of the insurance or due to a lack of a claim or a lack of a demand or for any other reason and/or in the event that the Bank will not use any of its authorities according to the power of attorney as specified in Subsection d. above, and the Company hereby waives in advance any arguments and/or claims of any kind whatsoever vis-à-vis the Bank due to arrangements, waivers and settlements which will be performed by the Bank with any person, body or authority, other than if the Bank shall have acted negligently.

f.	It is hereby clarified that the mere performance and fulfillment of the insurance and the terms thereof will not exempt the Company from a

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responsibility for the wholeness and intactness of the Pledged Property and for all the other undertakings thereof according to this Debenture and to all the undertakings thereof for the payment of the Secured Liabilities.

7.	General Undertakings of the Company:-

The Company hereby further undertakes as follows:

a.	Provision of notifications – the Company shall notify the Bank immediately of each:

1)	Change in the Company’s address.

2)	Resolution which will be adopted for the dissolution of the Company.

3)	Event which constitutes grounds for acceleration whether according to this Debenture or according to any undertaking of the Company and/or agreement and/or document which the Company is obligated by vis-à-vis the Bank.

4)	Event which requires notification according to this Debenture in general and according to Section 5.i. and 6 above in particular.

b.	Conduct vis-à-vis shareholders and a change in the control – the Company undertakes:-

1)	Not to return or pay to the shareholders thereof in any form and manner any loan and/or moneys which the shareholders thereof lent and/or will lend to the Company, including no moneys which the shareholders invested and/or will invest in the Company, other than according to the Bank’s explicit consent which is required to be given in advance and in writing.

2)	Not to give the shareholders thereof a loan and/or credit of any kind without the Bank’s advance and written consent, other than to shareholders holding less than 5% of the Company’s issued capital and who are employed by the Company as officers of the Company and under the condition that the total sum of the loans to a shareholder shall not exceed NIS500 thousand and that the term thereof shall be no longer than one year.

c.	Bookkeeping – the Company shall:

1)	Maintain whole and intact books according to any law in a regular and current manner and allow the Bank, with advance notice, to study the books and examine the same and deliver to the Bank, upon the first written demand, any balance, report, books of accounts, ledger, magnetic platform, film, books, references, other documents and any and all information and explanations in connection with the Company as well as information pertaining to the operational financial state thereof and its business as the same will be demanded by the Bank.

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2)	Without derogating from the generality of the aforesaid in Subsection 1) above, provide to the Bank in a regular and current manner each quarter, a financial statement that is drafted in the format set forth by law or according to accepted accounting principles which includes, inter alia, details pertaining to inventory, receivables, payables, suppliers, bank balances etc.

d.	Execution of documents – the Company undertakes:

To execute upon the Bank’s first demand any and all documents and forms that are required according to the Bank’s reasonable discretion in this matter for the purpose of performing its undertakings that are included in this Debenture, including and without derogating from the generality of the aforesaid, for purposes of collecting moneys, insurance payments of any kind in accordance with Section 6 above, and/or in any case where according to the laws of the State of Israel there is or will be a need according to the Bank’s reasonable discretion for the Company’s signature on a document or a form of any kind in order to validate or maintain this Debenture in full force and effect including all the provisions hereof and for any matter that is required for the exercise thereof.

8.	Pledge, Setoff and Lien

a.	The Bank has pledge, possession, lien, setoff and preemptive exercising rights in and to any sums, moneys, assets (chattels, real estate etc.), rights etc. including and without derogating from the generality of the aforesaid securities, gold, coins, diamonds, bank notes, documents on goods, insurance policies, notes, assignments of liabilities, deposits, collateral and the consideration therefor which are and/or which will be in the Bank and/or in its possession and/or under its control and/ or in its records, at all times, to the credit of the Company or therefor, including such which were delivered for collection, security, safekeeping and any other purpose, whether or not their payment due date shall have arrived, and the Bank shall be entitled to withhold the sums, assets, and rights as aforesaid until the full payment of the Secured Liabilities, to exercise the same in any manner, to sell the same and to use the consideration deriving and/or received therefrom, in whole or in part, for payment of the Secured Liabilities, provided that with regard to such a sale a notice shall be dispatched 7 business days in advance and in writing to the Company.

The Company hereby waives any claim due to all of these and due to any damage and/or loss and/or expenditure which will be incurred thereby (if any) due to any use which the Bank will make of any right and due to the realization of such assets and amounts, other than if the Bank shall have acted negligently.

b.

In any case where any kind of assets or sums of the type that are listed in Subsection a. above will be deposited in the Bank in any manner including, but without derogating from the generality of the aforesaid, in

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a foreign currency and/or securities deposit (as the case may be) the Company hereby gives the Bank advance instructions and authorization to open any deposit and to sell its contents at any time which the Bank will deem fit and to offset the consideration for the sale out of the Secured Liabilities after the deduction of commission expenses and any other payments etc. out of the Secured Liabilities – in this matter it is explicitly clarified and represented that:

1)	a)	In the event of the sale of foreign currency by the Bank as aforesaid, the sale shall be performed according to the lowest rate accepted at the Bank, at the relevant time, for buying the relevant foreign currency from the customers thereof, in consideration for Israeli currency, less fees, taxes, levies, other mandatory payments etc.

	b)	In the event of the purchase of foreign currency by the Bank as aforesaid, the purchase shall be performed according to the highest rate accepted at the Bank, at the relevant time, for selling the relevant foreign currency to the customers thereof, in consideration for Israeli currency, less commissions, taxes, levies, mandatory payments and other payments etc.

2)	In the event of the sale of securities by the Bank as aforesaid, the sale shall be performed under the terms and at the price and/or rate according to the Bank’s reasonable discretion, less commissions and taxes, levies, mandatory payments or other such payments.

c.	For the avoidance of doubt it is hereby clarified that in the case of a deposit that is deposited for a pre-defined or fixed period, the Bank shall be entitled to use the setoff right as aforesaid in Subsection a. in connection with such a deposit and to cause the payment of the deposit, on the earliest date that according to the terms of such deposit the Company will be entitled to withdraw the moneys of such deposit and/or on any other date, in one payment or in installments, and without advance notice, all according to the discretion of the Bank. The Company is aware that in the event that the Bank will do so, adverse changes may occur with respect to its rights due to or in connection with such deposit (such as: with regard to the interest rates, linkage differentials, tax discounts, rights for grants, deductions of withholding tax etc.) and the Company shall bear all the consequences including but without derogating from the generality of the aforesaid all the payments which are accepted at such time at the Bank due to the performance of such an act and all of these shall be secured in this Debenture and shall be included in the Secured Liabilities.

9.	Notes

It is explicitly clarified and represented that in any case where the Pledged Property will include notes, the following provisions shall apply:

a.	The Bank shall be entitled to transfer and discount the notes with others, to institute all legal or other proceedings for purposes of collecting the notes, to debit the collection expenses to the Company’s account and to include the same in the Secured Liabilities, to settle with the signatories, endorsers, or guarantors or to make any waivers to them, to receive partial consideration from them and to use the consideration for the notes from time to time for complete or partial payment of the Secured Liabilities, provided that a notice shall be issued 7 business days in advance and in writing to the Company.

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b.	The Bank shall be exempt due to and in connection with any note that is signed and/or endorsed by the Company, from all the obligations of a holder (such as presenting for acceptance or for payment, protest, notice of dishonor etc.), the Bank shall not be obligated to institute any act whatsoever in connection with any note and/or in connection with collection and shall not be responsible for any damage in connection therewith and the Company hereby waives the right to assert aging limitation with regard to any note as aforesaid.

10.	Authorization to debit an account

a.	The Company hereby authorizes the Bank to debit any account thereof, whether it is in its name separately or in its name together with others, in any sum which the Company will owe to the Bank, whether such account will be creditory, or debitory, or will become debitory as a result of debiting of the account. However, it is explicitly clarified and represented that the debit of an account with a debitory balance, also in the context of an approved credit line, shall not be deemed or considered as payment so long as the Secured Liabilities were not actually fully paid to the Bank and the Bank shall be entitled to institute any act and/or proceeding which it will deem fit according to this Debenture and/or any agreement and/or undertaking and/or any law.

b.	In any case that the state of any such account will not allow the debiting thereof by the Bank for the final payment of any liability, the Bank shall be entitled not to debit the account and if it shall have done so, the Bank shall be entitled (but not obligated) to cancel any such debit, to treat any sum whose debit was cancelled as an unpaid sum on account of the Secured Liabilities and to institute any act or proceeding that it shall deem fit according to this Debenture and/or any law and/or agreement and/or undertaking and it is hereby clarified that also if the Bank will not cancel such debit, such debit which shall not have been cancelled shall not be deemed as payment, so long as the Secured Liabilities shall not have been fully paid to the Bank.

11.	Accelerating and Exercising of the Debenture

Without derogating from the Bank’s rights under the terms and conditions of this Debenture, in each one of the following events the Bank shall be entitled to demand from the Company the acceleration of the Secured Liabilities in whole or in part (whether or not their payment due date shall have arrived)

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and provided that the event shall not have been corrected within 10 business days from the date of the Bank’s written notice to the Company and shall bear interest at a rate which was agreed upon in the Financing Agreement dated July 22, 2008, between the Company and the Bank, as the same was amended and/or will be amended from time to time (the “Financing Agreement”) until the actual full payment thereof and the Company undertakes to pay the same to the Bank immediately upon such demand, and the events are as follows:

a.	If an event or a condition which constitutes grounds for acceleration according to the terms of the Financing Agreement will transpire.

b.	If the Company will breach or not fulfill one or more of the material undertakings thereof or of the material provisions and terms according to this Debenture and/or the Financing Agreement.

c.	If it will become clear that any of the Company’s material representation/s in this Debenture is /are materially untrue.

12.	Collection of the Secured Liabilities

a.	Without derogating from the Bank’s rights according to the terms of this Debenture and/or according to any agreement and/or document and/or undertaking which the Company is and/or will be obligated by vis-à-vis the Bank and/or according to any law, it is explicitly represented and clarified that in each one of the cases which are specified in Section 11 above the Bank shall be entitled to notify the Company of the immediate (or on the date stated by the Bank) consolidation, of the floating charge or a part thereof, to use all the means that it shall deem fit in order to collect the Secured Liabilities whether or not the payment due date thereof or of any part thereof shall have arrived and to exercise its rights according to this Debenture in whole or in part, including and without derogating from the generality of the aforesaid, to realize the Pledged Property in whole or in part and to use the proceeds thereof to pay the Secured Liabilities in whole or in part without the Bank having to first realize any other collateral insofar as the Bank shall have any.

b.

1)	In any case where the Bank will be obligated to issue a notice as a condition for any realization of this Debenture or any part hereof, a notice of 10 (ten) days in advance pertaining to the steps which the Bank is meaning to institute shall be deemed as issued at a reasonable time.

2)	For the avoidance of doubt it is hereby explicitly clarified that the period of the aforesaid 3 (three) days does not derogate from the Bank’s right to institute an immediate action in any event where any wait may have an adverse effect on its condition or of the condition of the collateral in its favor and/or the possibilities for the realization thereof.

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c.	1)	The Bank shall be entitled to realize the Pledged Property (or any other property) in whole or in part via the court and/or the execution office and/or by itself and/or in any other manner, inter alia, by way of appointing a receiver and/or appointing a receiver and a manager on behalf of the Bank and whose authorities will be, inter alia, as specified below (without the Bank having to also institute any legal means in order to exercise and perform any of the rights thereof against the Company and/or against others first or to realize other collateral which are or will be in the Bank’s possession):-

a)	To receive into the possession thereof the Pledged Property in whole or in part.

b)	To manage the Company’s business or participate in the management thereof as he shall deem fit.

c)	To sell or to agree to the sale of the Pledged Property in whole or in part or to transfer the same or to agree to the transfer thereof in any other manner, all under the terms and in the manner he shall deem fit.

d)	To make any other arrangement with respect to the Pledged Property, in whole or in part, as it shall deem fit.

2)	The Company’s signature on this Debenture constitutes, also and inter alia, a power of attorney according to which the Company hereby irrevocably grants permission to the Bank – if the Bank so desires – to act for the realization of the Pledged Property, in whole or in part, by itself or through others and, inter alia, to sell the same at an auction or another sale, at the price, under the terms and in a manner of payment according to the sole discretion thereof. The Bank’s authorities according to this power of attorney shall include, also and inter alia, any and all authorities of a receiver and/or a receiver and a manager on behalf of the Bank as specified in Subsection 1)a)-d) (inclusive) above. This power of attorney shall be activated by the Bank in any case that the Bank will be entitled to realize the Debenture and the Bank shall deliver to the Company a written notice thereof 10 business days in advance.

d.

For purposes of collecting the Secured Liabilities whose sums are stated in Israeli and/or foreign currency, as the case may be, the Bank and/or the receivers and/or the receivers and the managers and/or the liquidators and/or the trustees of the Company – as the case may be – shall be entitled to convert amounts that are stated in such type of currency that is available to them into the type of currency that is necessary in their

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opinion for purposes of the full or partial payment of the Secured Liabilities, and pertaining to the conversion of any kind of currency as aforesaid, the provisions that are specified in Section 8.b.1)a. and b. above shall apply respectively.

e.	In the event that at the time of the sale of the Pledged Property the payment due date of the Secured Liabilities or any part thereof shall not have arrived or the Secured Liabilities or a part thereof will be due to the Bank only contingently, the Bank shall be entitled to deduct from the proceeds of the sale as aforesaid the amount that is sufficient to cover the entire amount of the Secured Liabilities and the amount which will be collected thereby shall be charged and pledged to the Bank to secure the same, and shall remain in the Bank’s possession until the full payment thereof.

13.	Payment of Expenses

All of the expenses that are entailed by the drafting, executing, stamping and registration of this Debenture, as well as all of the expenses entailed by the exercise and/or realization hereof and all of the expenses entailed by the exercising of the Bank’s rights according to the Debenture, including and without derogating from the generality of the aforesaid expenses with respect to or in connection with insurance, delivery, safekeeping, possession, repair of the Pledged Property, payment of taxes, fees, levies, mandatory payments, and other payments of any kind whatsoever due to and/or in connection with the Pledged Property as well as all of the other expenses which the Bank will incur in connection with the realization and use of any other collateral which will be in the Bank’s possession and/or filing any claim against the Company alone or together with others for purposes of collecting the Secured Liabilities and/or any Liabilities which the Company owes to the Bank according to this Debenture and due to it, including attorneys’ fees at a reasonable rate – shall be borne by the Company and paid thereby to the Bank according to the first demand thereof together with interest thereon at the maximum rate, from the date of the performance of any payment thereof by the Bank until the full payment thereof. Until the full payment thereof the aforesaid expenses together with interest thereon at the maximum rate shall be secured in this Debenture, included in the Secured Liabilities, and the Bank shall be entitled to charge them and the interest thereon to the Company.

14.	Attribution of Sums

All the sums which will be received at the Bank from the Company and/or which will be received at the Bank therefor and/or will be collected by the Bank, whether by itself or by a receiver or by a receiver and a manager or otherwise, whether the same will be received by way of realizing a collateral or a guarantee or in any other form or manner (whether before the payment due date of the Secured Liabilities in whole or in part, or on the payment due date or thereafter), including and without derogating from the generality of the aforesaid, sums which will be received from revenues from the Pledged Property, consideration from the sale thereof, sums which will be paid to the

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Bank as aforesaid in Section 6.a.4)b), 6.a.8)b) and sums which will be paid to the Bank due to expenses as specified in Section 13 above, will be attributed by the Bank to the credit of such account and on such a date as the Bank shall deem fit according to the sole determination thereof on account of the Secured Liabilities, according to the following order, or according to any other order which the Bank will choose (also if the Bank or any third party shall have notified otherwise):

a.	For payment of all of the expenses which were incurred and/or will be incurred in connection with the collection of the Secured Liabilities, including expenses in connection with the appointment and fees of a receiver or a receiver and a manager, at a rate to be determined by the Bank or that will be approved by the court or the execution office.

b.	For payment of all of the Secured Liabilities which will be due to the Bank pursuant to terms of linkage, interest, damages, commission fees and expenses which are due and/or which will be due to the Bank according to this Debenture.

c.	For payment of all of the sums which are due to the Bank as the principal of the Secured Liabilities, including additional sums pursuant to the linkage of the principal.

15.	Payment of the Balance of the Secured Liabilities

It is hereby clarified that the exercise of this Debenture, in whole or in part, does not exempt the Company from its obligation to pay any balance of the Secured Liabilities, and the Company undertakes to pay the same to the Bank upon the first demand thereof.

16.	Splitting of Claims and Partial Exercise

The Bank shall be entitled at all times (but not obligated) to split into parts its claim for the payment of the Secured Liabilities whether the same are connected and/or deriving from a number of causes or if the same are connected and/or deriving from one cause, such that each part which will be split as aforesaid shall serve for the Bank’s purposes as a separate independent cause of action and the Bank shall also be entitled to exercise the Debenture at all times, partially or fully, according to its discretion in this matter.

17.	Bank’s Records

All of the Bank’s records including all the details thereof shall serve as prima facia evidence vis-à-vis the Company for the verity of all the details that are stated therein and inter alia, pertaining to the Secured Liabilities and the sums due and/or which will be due to the Bank from the Company according to this Debenture and for any other matter that is connected therewith and/or deriving therefrom.

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18.	Transfer of the Debenture

The Bank shall be entitled at all times upon advance coordination with the Company, without requiring the consent of the Company and/or others to transfer to another banking institution in whole or in part this Debenture and the rights according thereto and according to any document in connection with the Secured Liabilities and the collateral, and each such transferee shall also be entitled to transfer the Debenture and the rights according thereto to another banking institution in the same manner without requiring the consent of the Company and/or others. Each transferee as aforesaid shall have the same rights which the Bank had. The transfer may be performed by endorsement on the margins thereof or on this Debenture or in any other manner which the Bank or the transferee shall deem fit, provided that the same shall not expand and/or modify the Company’s undertakings.

19.	Delay in the Bank’s Rights

a.	No waiver on behalf of the Bank, settlement, or any kind of arrangement shall obligate the Bank, other than if the same were performed explicitly or in writing.

b.	The Company agrees that in any case that the Bank will not exercise the rights thereof or will delay the exercise of its rights whether the same derive from this Debenture or are connected thereto, or derive from any law, or otherwise, and/or will give an extension or a discount or a waiver, such fact shall not be deemed as a waiver of such rights or any kind of admission on behalf of the Bank or a precedent of any kind, both with regard to the case in connection with which the Bank had the possibility to use such a right, and with regard to any other case, and the Bank is entitled to use the rights deriving from this Debenture and/or connected therewith and/or any other law, whenever it will deem fit.

20.	Company’s Address and Dispatch of Notices

a.	The addresses which were stated at the top of this Debenture or any other address in Israel of which one party will notify the other party in a registered letter whose receipt shall be confirmed by the other party in writing shall be deemed as the parties’ addresses for purposes of this Debenture.

b.	A party to this agreement shall be entitled to dispatch and/or deliver to the other party a notice, letter or another document of any kind whether via registered mail or by personal delivery.

21.	Cancelled

22.	Governing law and venue

a.	This Debenture shall be interpreted under and according to the laws of the State of Israel.

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b.	The parties agree that the exclusive jurisdiction from the perspective of local jurisdiction will be determined solely in accordance with the provisions below, all according to the plaintiff’s choice:-

1)	The competent court (from the perspective of the subject matter and substantive jurisdiction) that is near the branch where the account contemplated in the claim is maintained.

-or-

2)	The competent court (from the perspective of the subject matter and substantive jurisdiction) in Tel Aviv-Jaffa.

c.	In cases where a number of accounts are maintained in a number of branches and which are contemplated in the same claim – according to the plaintiff’s choice from amongst the ensemble of possibilities arising from Subsections b.1) or b.2) above.

23.	General Provisions and Interpretation

In this Debenture:-

a.	The preamble to the Debenture constitutes an integral part hereof.

b.	The provisions of the Debenture and the terms and conditions hereof add and do not derogate from the provisions and terms of any document which was signed by the Company and/or will be signed thereby in the future for the Bank.

c.	The singular shall import the plural and vice-versa whereas the masculine gender shall include the feminine gender and vice-versa unless the context requires otherwise.

d.	The titles of the sections in this Debenture were intended for convenience and reference only, and not for interpretation purposes.

e.	In the event that the Debenture was issued in favor of the Bank by two or more legal bodies, they shall be liable jointly and severally and all of the Company’s undertakings according to this Debenture shall be deemed as an undertaking of all of them jointly and of each and every one of them severally and the term the “Company” in this Debenture which refers thereto shall be interpreted as including and referring to all of the legal bodies and/or any one of them. In the event that this Debenture was issued in favor of the Bank by one legal body – it shall be considered as written in the singular.

f.	The “Bank” – including each and every one of its branches, departments and offices of the Bank, at any and all locations, which exist and/or will exist at any time, the Bank’s transferees, alternates, as well as those acting by virtue or in lieu thereof.

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g.	“Interest at the maximum rate” – interest at the highest rate which will apply at the Bank from time to time on unauthorized overdraft in a debitory checking account in Israeli currency and which shall be calculated in accordance with the Bank’s procedures as the same will be in effect from time to time.

h.	“Structure Change” – merging or splitting or transferring assets in consideration for shares according to the meaning thereof in Section E’2 of the Income Tax Ordinance (New Version) and/or according to the meaning thereof in the Companies Law, 5759-1999 (or any other legal provision which will come in the place thereof).

i.	“Notes” – promissory notes, bills of exchange, checks, undertakings, guarantees, collateral, assignments, withdrawals, payment order[s], bills of lading, deposit bills and any other negotiable instrument.

In witness whereof we have hereto signed below

/ S /	/ S /
The Company	The Bank

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